Exhibit 10.8

[Non-Employee Director]

Madison Square Capital, Inc.

Form of Stock Award Agreement

THIS STOCK AWARD AGREEMENT (the “Agreement”), effective as of the      day of             , 2008, governs the Stock Award granted by Madison Square Capital, Inc., a Maryland corporation (the “Company”), to                                          (the “Participant”), in accordance with and subject to the provisions of the Company’s 2008 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Award. In accordance with the Plan, and effective as of                  , 2008 (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Stock Award of              shares of Common Stock (the “Stock Award”).

2. Vesting. The Participant’s interest in the shares of Common Stock covered by the Stock Award shall become vested and nonforfeitable to the extent provided in paragraphs (a) or (b) below.

(a) Continued Service. The Participant’s interest in one-third of the shares of Common Stock covered by the Stock Award shall become vested and nonforfeitable on the first anniversary of the Date of Grant if the Participant provides services to the Company or an Affiliate continuously from the Date of Grant until such date. The Participant’s interest in an additional one-third of the shares of Common Stock covered by the Stock Award shall become vested and nonforfeitable on the second anniversary of the Date of Grant if the Participant provides services to the Company or an Affiliate continuously from the Date of Grant until such date. The Participant’s interest in the remaining one-third of the shares of Common Stock covered by the Stock Award shall become vested and nonforfeitable on the third anniversary of the Date of Grant if the Participant provides services to the Company or an Affiliate continuously from the Date of Grant until such date.

(b) Death or Disability. If (i) the Participant’s service is terminated on account of the Participant’s death or permanent and total disability (as defined in Code section 22(e)(3)) and (ii) the Participant provides services to the Company or an Affiliate continuously from the Date of Grant until the date of such termination, then the number of shares of Common Stock covered by the Stock Award that shall be vested and nonforfeitable on the date of such termination shall be determined as if such termination occurred on the anniversary of the Date of Grant next following such termination.

Except as provided in this Section 2, any shares of Common Stock covered by the Stock Award that are not vested and nonforfeitable on or before the date of the Participant’s termination of employment with, or service to, the Company and its Affiliates shall be forfeited on the date that such employment or service terminates.

3. Transferability. Shares of Common Stock covered by the Stock Award that have not become vested and nonforfeitable under Section 2 cannot be transferred. The shares of Common Stock covered by the Stock Award may be transferred, subject to the requirements of applicable securities laws, after they become vested and nonforfeitable under Section 2.

4. Shareholder Rights. On and after the Date of Grant and prior to their forfeiture, the Participant shall have all of the rights as shareholder of the Company with respect to the shares of Common stock covered by the Stock Award, including the right to vote the shares and to receive, free of all restrictions, all dividends on the shares. Notwithstanding the preceding sentence, any shares of Common Stock issued with respect to the Common Stock covered by the Stock Award in a stock dividend, stock split, etc., shall be vested and transferable to the extent that this Stock Award has become vested and transferable under Section 2.

5. Withholding. The Participant and the Company shall make arrangements acceptable to the Company for the satisfaction of any federal, state and local tax withholding requirements associated with the Stock Award.

6. No Right to Continued Service. The grant of the Stock Award does not give the Participant any right with respect to continuance of service to the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s service at any time.

7. Custody of Certificate; Stock Power. The certificate evidencing the shares of Common Stock covered by the Stock Award (and any shares issued with respect to those shares) shall be held by, or on behalf of, the Company until the shares are vested and transferable under Section 2. The Participant hereby appoints the Company’s Secretary or his or her successor, as the true and lawful attorney of the Participant, to endorse and execute for and in the name and stead of the Participant any certificates evidencing the shares of Common Stock covered by the Stock Award (and any shares issued with respect to those shares) that are forfeited under Section 2.

8. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

9. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

10. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions of the Plan.

11. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date set forth above.

MADISON SQUARE CAPITAL, INC.	[NAME OF PARTICIPANT]

By:
Name:
Title:

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